NEWS RELEASE

Exhibit 99.1

Vanguard Natural Resources, LLC Announces Exchange of Vanguard’s
Ownership in Entities Holding Appalachian Assets for 1.9 Million VNR Common Units

Houston – February 24, 2012 - (Business Wire) – Vanguard Natural Resources, LLC (NYSE:VNR) (“Vanguard” or “Company”) announced today they have entered into an agreement for an exchange of their ownership interest in Ariana Energy, LLC, and Trust Energy Company, LLC, which holds the Company’s natural gas and oil assets in the Appalachian Basin for 1.9 million VNR common units.  The agreement was entered into with entities controlled by or affiliated with Majeed S. Nami who was a founding unitholder when the Company went public in October of 2007.  Vanguard’s Appalachian assets consist of approximately 37 Bcfe of which 92% are natural gas reserves and 65% are proved developed.  Current production from the assets is approximately 7,500 Mcfe per day, of which 84% is natural gas. The transaction has an effective date of January 1, 2012 and is expected to close in March.

Mr. Scott W. Smith, President and CEO of Vanguard commented, “With the Encore merger complete, we made the strategic decision to exit our non-operated position in the Appalachian Basin. This region comprised 8% of our total December 31, 2011 reserves and was forecast to contribute approximately 2% of our 2012 cash flows after retiring the 1.9 million VNR common units. In this portion of the Appalachian Basin, there are limited growth opportunities for the Company through future acquisitions and this transaction allows us to achieve a good realization for these assets. We have appreciated our relationship with the Nami group and wish them success as they consolidate their ownership position in this portion of the Appalachian Basin.  As the consideration received for the properties was VNR common units, this is a non-cash transaction.  The 1.9 million common units will be retired.  We will continue our primary business objective to review acquisition opportunities of both oil and natural gas assets that can be accretive and return stable cash flows and distributions to our unitholders.”

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin, South Texas, Mississippi, Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana and the Arkoma Basin in Arkansas and Oklahoma. More information on Vanguard can be found at www.vnrllc.com.

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com